Exhibit 10.13

Opendoor Technologies Inc.

Non-Employee Director Compensation Policy

Approved by the Board of Directors

December ____, 2020

Each member of the Board of Directors (the “Board”) of Opendoor Technologies Inc. (“Opendoor”) who is a non-employee director of Opendoor (each such member, a “Non-Employee Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (this “Policy”) for his or her Board service following the completion of Opendoor’s acquisition of Opendoor Labs Inc. (the date of such completion, the “Completion Date”). This Policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board. A Non-Employee Director may decline all or any portion of his or her compensation by giving notice to Opendoor prior to the date cash is to be paid or equity awards are to be granted, as the case may be.

1.	Annual Cash Compensation

1.1               General. Commencing with the Completion Date, each Non-Employee Director will receive the cash compensation set forth below for service on the Board. The annual cash compensation amounts will be payable in equal quarterly installments, in arrears, promptly following the end of each quarter in which the service occurred, provided that the first quarterly payment will be pro-rated for the partial quarter measured from the Completion Date to the end of the quarter, and the quarterly payment for each Non-Employee Director will be pro-rated for any partial quarter of service by such Non-Employee Director. All annual cash fees are vested upon payment.

1.1.1	Annual Board Service Retainer

All Eligible Directors: $50,000

Non-executive Chair/Lead Independent Director (as applicable): $75,000 (in lieu of above)

1.1.2	Annual Committee Member Service Retainer

Member of the Audit Committee: $10,000

Member of the Compensation Committee: $7,500

Member of the Nominating and Corporate Governance Committee: $5,000

1.1.3	Annual Committee Chair Service Retainer (in lieu of Committee Member Service Retainer)

Chair of the Audit Committee: $20,000

Chair of the Compensation Committee: $15,000

Chair of the Nominating and Corporate Governance Committee: $10,000

1.2               Ability to Take Cash Compensation as RSUs.

1.2.1          Election. Prior to the start of each fiscal year beginning after the Completion Date, a Non-Employee Director may elect to receive 100% of the annual cash compensation set forth herein for that next fiscal year as restricted stock units (“RSUs”) under Opendoor’s 2020 Incentive Award Plan or any successor equity incentive plan (the “Plan”) for that number of shares equal to (a) the projected annual cash compensation for such Non-Employee Director for the fiscal year based on Board and committee membership as of the first day of such fiscal year divided by (b) the Share Price (as defined in Section 2), rounded to the nearest whole share. Any such RSU grant is referred to herein as the “Optional RSU Grant”.

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1.2.2          Grant Date. The grant date for an Optional RSU Grant will be on or about February 15 first occurring after the start of the applicable fiscal year, except as provided in Section 2.1.5.

1.2.3          Vesting. Unless otherwise determined by the Compensation Committee, each Optional RSU Grant will vest with respect to 1/4th of the total number of units on the last trading day in each fiscal quarter occurring during such fiscal year, provided in each case that the Non-Employee Director remains a Non-Employee Director on such vesting date. Optional RSU Grants will not be subject to accelerated vesting in connection with a Change in Control (as defined in the Plan).

1.2.4          Changes in Cash Compensation Amount. In the event a Non-Employee Director were to become entitled to a greater annual cash compensation amount (either as a result of an increase in the cash compensation amounts approved by the Board or a new committee membership or role), such Non-Employee Director will be entitled to receive the difference paid in cash pursuant to the terms above. There would be no effect upon the Optional RSU Grant in the event a Non-Employee Director would have otherwise been entitled to a lesser amount of cash compensation than that which was used to calculate the Optional RSU Grant as a result of a decrease in the cash compensation amounts approved by the Board or a decreased committee membership or role.

2.	Equity Compensation

2.1               Automatic Equity Grants.

2.1.1          Initial Grant for New Directors. Without any further action of the Board, each person who, after the Completion Date, is elected or appointed for the first time to be a Non-Employee Director will automatically, upon the date of his or her initial election or appointment to be a Non-Employee Director (except as provided in Section 2.1.5), be granted an RSU for that number of shares of Opendoor common stock equal to $400,000 divided by the Share Price, rounded to the nearest whole share (the “Initial Grant”). Each Initial Grant will vest in a series of equal annual installments on the first, second and third anniversary of the date of grant, provided in each case that the Non-Employee Director continues to be a Non-Employee Director on such vesting date.

2.1.2          Annual Grant. Without any further action of the Board, at the close of business on the date of each annual meeting of Opendoor’s stockholders following the Completion Date (except as provided in Section 2.1.5), each person who is then a Non-Employee Director will automatically be granted a RSU for that number of shares of common stock equal to $200,000 divided by the Share Price, rounded to the nearest whole share (the “Annual Grant”). Each Annual Grant will vest in a single installment on the earlier to occur of (a) Opendoor’s next annual meeting of stockholders and (b) the first anniversary of the date of grant of the Annual Grant, provided that the Non-Employee Director continues to be a Non-Employee Director on such vesting date.

2.1.3          Vesting; Change in Control. Notwithstanding the foregoing vesting schedules, for each Non-Employee Director in office as of immediately prior to the closing of a Change in Control, the shares subject to his or her then-outstanding equity awards that were granted pursuant to this Policy will become fully vested immediately prior to the closing of such Change in Control.

2.1.4          Share Price. For any RSU grant to be made under this Policy, the “Share Price” shall be the average Fair Market Value (as defined in the Plan) over the 20 trading days ending on the last trading day of the month preceding the month in which the RSU grant is made.

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2.1.5          Remaining Terms. The remaining terms and conditions of each RSU grant under this Policy, including transferability, will be as set forth in Opendoor’s standard RSU grant notice and agreement, in the form adopted from time to time by the Board or its Compensation Committee. In the event any grant date set forth above for any RSU grant to be made under this Policy is not a trading day on the Nasdaq Stock Exchange (e.g., a weekend or holiday), then the grant date shall be the next trading day, and if there is no effective registration statement on Form S-8 covering such grant filed with the Securities and Exchange Commission on such grant date, the grant date shall be the trading day following the date there is such a filed and effective registration statement.

3.	Expenses

Opendoor will reimburse each Non-Employee Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided that the Non-Employee Director timely submits to Opendoor appropriate documentation substantiating such expenses in accordance with Opendoor’s travel and expense policy, as in effect from time to time.

4.	Compensation Limits

Notwithstanding anything to the contrary in this Policy, all compensation payable under this Policy will be subject to any limits on the maximum amount of Non-Employee Director compensation set forth in the Plan, as in effect from time to time.

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